As filed with the Securities and Exchange Commission on September 16, 2002
Registration No. 333-_____

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
Under
The Securities Act of 1933

NETWORKS ASSOCIATES, INC.
(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	77-0316593 (I.R.S. Employer Identification Number)

3965 Freedom Circle
Santa Clara, California 95054
(408) 988-3832
 (Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

1999 McAfee.com Corporation Stock Plan
1999 McAfee.com Corporation Director Option Plan
 (Full titles of the plans)

George Samenuk
Chairman and Chief Executive Officer
Networks Associates, Inc.
3965 Freedom Circle
Santa Clara, California 95054
(408) 988-3832
 (Name and address of agent for service)

Copies to:
Jeffrey D. Saper, Esq.
Kurt J. Berney, Esq.
Wilson Sonsini Goodrich & Rosati
Professional Corporation
650 Page Mill Road
Palo Alto, CA 94304
(650) 493-9300

CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
		Maximum	Maximum
	Amount	Offering	Aggregate	Amount of
Title of Securities to	to be	Price	Offering	Registration
be Registered	Registered	Per Share	Price	Fee

Common Stock $0.01 par value per share	2,803,119 shares(1)	$13.345(2)	$37,407,624(2)	$3,442

(1)	The shares registered hereunder are divided among the plans as follows: 1999 McAfee.com Corporation Stock Plan: 2,776,119 shares 1999 McAfee.com Corporation Director Option Plan: 27,000 shares

(2)	Estimated solely for the purpose of calculating the amount of the registration fee in accordance with Rule 457(h) under the Securities Act of 1933. The calculation of the proposed maximum aggregate offering price has been based upon (1) the registration hereunder of an aggregate of 2,803,119 shares and (2) the average of the high and low sales prices, $13.59 and $13.10, respectively, of Network Associates’ common stock on the New York Stock Exchange on September 12, 2002 as reported in the consolidated transaction reporting system.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

     The Securities and Exchange Commission (the “Commission”) allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information filed with the Commission will update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the Commission under Section 13a, 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until our offering is completed:

     (a)  Network Associates’ Annual Report on Form 10-K/A filed with the Commission on June 28, 2002;

     (b)  Network Associates’ Quarterly Report on Form 10-Q filed with the Commission on August 13, 2002;

     (c)  Network Associates’ Current Report on Form 8-K filed with the Commission on July 1, 2002;

     (d)  Network Associates’ Current Report on Form 8-K filed with the Commission on July 3, 2002; and

     (e)  The description of the Network Associates common stock as set forth in Network Associates’ Registration Statement on Form 8-A filed under the Exchange Act with the Commission on January 25, 2002, as such description may be amended from time to time.

     All reports or proxy statements filed by Network Associates pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment that indicates that all securities offered herein have been sold, or that deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the respective dates of filing of such documents.

     You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

Stephen C. Richards
Chief Operating Officer and Chief Financial Officer
Networks Associates, Inc.
3965 Freedom Circle
Santa Clara, CA 95054
(408) 988-3832

Item 4. Description of Securities.

     Not applicable.

Item 5. Interests of Named Experts and Counsel.

     Not applicable.

Item 6. Indemnification of Directors and Officers.

     The Registrant’s Second Restated Certificate of Incorporation limits the liability of directors to the maximum extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except for liability (i) for any breach of their duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.

     The Registrant’s Restated Bylaws provide that the Registrant shall indemnify its directors and officers and may indemnify its employees and other agents to the fullest extent permitted by law. The Registrant believes that indemnification under its Restated Bylaws covers at least negligence and gross negligence on the part of indemnified parties. The Registrant’s Restated Bylaws also permit the Registrant to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in such capacity, regardless of whether the Registrant would have the power to indemnify him or her against such liability under the General Corporation Law of Delaware. The Registrant currently has secured such insurance on behalf of its officers and directors.

     The Registrant has entered into agreements to indemnify its directors and officers, in addition to indemnification provided for in the Registrant’s Bylaws. Subject to certain conditions, these agreements, among other things, indemnify the Registrant’s directors and officers for certain expenses (including attorney’s fees), judgments, fines and settlement amounts incurred by any such person in any action or proceeding, including any action by or in the right of the Registrant, arising out of such person s services as a director or officer of the Registrant, any subsidiary of the Registrant or any other company or enterprise to which the person provides services at the request of the Registrant.

     Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation s Board of Directors to grant indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities and Exchange Act of 1933, as amended. The Registrant’s Certificate of Incorporation, as amended, and Bylaws provide for indemnification of its officers, directors, employees and other agents to the maximum extent permitted by the Delaware Law.

Item 7. Exemption from Registration Claimed.

     Not Applicable.

Item 8. Exhibits.

     The Exhibit Index immediately preceding the exhibits is attached hereto and incorporated herein by reference.

Item 9. Undertakings.

     The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement;

(2)	to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

(3)	to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

(4)	That, for the purpose of determining any liability under the Securities Act of 1933, the post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(5)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering; and

(6)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, as amended, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Exchange Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Exchange Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Clara, State of California, on this 16th day of September, 2002.

NETWORKS ASSOCIATES, INC.

By:	/S/ STEPHEN C. RICHARDS

Stephen C. Richards, Chief Operating Officer and Chief Financial Officer

POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints George Samenuk and Stephen C. Richards, and each of them acting individually, as his or her attorney-in-fact, each with full power of substitution, for him or her in any and all capacities, to sign any and all amendments to this Registration Statement on Form S-8, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or any substitute, may do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/S/ GEORGE SAMENUK George Samenuk	Chief Executive Officer and Chairman of the Board of Directors (Principal Executive Officer)	September 16, 2002

/S/ STEPHEN C. RICHARDS Stephen C. Richards	Chief Operating Officer and Chief Financial Officer (Principal Financial and Accounting Officer)	September 16, 2002

/S/ LESLIE G. DENEND Leslie G. Denend	Director	September 16, 2002

/S/ ROBERT M. DUTKOWSKY Robert M. Dutkowsky	Director	September 16, 2002

/S/ ROBERT W. PANGIA Robert W. Pangia	Director	September 16, 2002

/S/ LIANE WILSON Liane Wilson	Director	September 16, 2002

EXHIBIT INDEX

Exhibit
Number	Description

4.1	1999 McAfee.com Stock Option Plan (filed as an exhibit to McAfee.com Corporation’s Form S-1, file number 333-87609, and incorporated herein by reference)

4.2	1999 McAfee.com Director Option Plan (filed as an exhibit to McAfee.com Corporation’s Form S-1, file number 333-87609, and incorporated herein by reference)

5.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation, counsel to Network Associates.

23.1	Consent of PricewaterhouseCoopers, LLP, independent accountants for Networks Associates, Inc.

23.2	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (contained in Exhibit 5.1)

24	Power of Attorney (see signature pages to this Registration Statement)